Exhibit 10.4

Director Compensation

Effective March 31, 2020, non-employee director compensation is paid in cash in quarterly installments in advance as follows:

			Committee Service
					Nominating
	Board	Lead			and
	Service	Director	Audit	Compensation	Governance	Sustainability
Annual retainer	$250,000	$—	$—	$—	$—	$—
Lead annual retainer	—	35,000	—	—	—	—
Committee chair annual retainer	—	—	50,000	30,000	30,000	30,000
Committee member annual retainer	—	—	10,000	5,000	5,000	5,000
Meeting fee*	1,500	—	1,500	1,500	1,500	1,500

* For any Board or Committee meeting over 30 minutes in duration